Exhibit 99.2

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Mederi, Inc. and Subsidiaries
Miami, Florida

We have audited the accompanying consolidated balance sheets of Mederi, Inc. and Subsidiaries as of June 30, 2006 and 2005, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years ended June 30, 2006. The consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mederi, Inc. and Subsidiaries, as of June 30, 2006 and 2005, and the results of their operations and cash flows for each of the three years ended June 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 of notes to consolidated financial statements, the Company has reported working capital deficiency ($4,198,200) and equity deficiency ($3,450,000), and has experienced a net loss for the year ended June 30, 2006 of $760,800. The Company's current loss from operations and limited capital resources raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 3 of notes to consolidated financial statements. The Company's ability to achieve the elements of its business plan, which may be necessary to permit the realization of assets and satisfaction of liabilities in the ordinary course of business, is uncertain. To date the Company has been dependent on a major lender for debt financing. The Company's principal source of cash flows has been from net borrowings under the credit facility ($2,378,100). In addition, the Company is in default of it financing arrangements and its restrictive covenant. There is no assurance that this debtor would continue as a source of funds. No assurances can be given to the continued ability to obtain short or long-term borrowings to maintain the Company's present cash flow requirements. All these conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/S/ Hixson, Marin, DeSanctis & Company, P.A.


North Miami Beach, Florida
November 7, 2006, except for Note 11, subsequent event, the date is November 16, 2006


                                     ASSETS
                                                                                                   2006                 2005
                                                                                              ----------------     ----------------
Current assets:
  Cash and equivalents, less restricted funds of
    $530,300in 2006 and $673,300in 2005                                                       $      185,400       $      231,600

  Patient accounts receivable, less allowances for doubtful
    collections and contractural adjustments (2006, $462,500;
    2005, $197,700)                                                                                 3,258,00            3,149,200

  Inventory of medical supplies                                                                      120,400               97,900

  Deferred tax asset                                                                                 954,400              258,800

  Other current assets                                                                               119,100              123,000
                                                                                              ----------------     ----------------

      Total current assets                                                                         4,637,300            3,860,500

Cash and equivalents, restricted to notes payable, bank                                              530,300              673,300

Furniture, fixtures and equipment, net                                                               238,200              236,900

Loan origination fees, net                                                                           158,900                    -

Security deposits                                                                                     47,700               40,800
                                                                                              ----------------     ----------------

                                                                                              $    5,612,400       $    4,811,500
                                                                                              ================     ================

                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Credit facility                                                                             $    2,378,100       $            -

  Current portion of long-term debt                                                                  472,700              562,300

  Accounts payable                                                                                   889,600              823,200

  Accrued liabilities                                                                              1,315,900            1,325,300

  Due to Medicare                                                                                  1,575,200            1,873,600

  Deferred tax liability                                                                              64,000               69,800

  Deferred revenues                                                                                2,140,000            1,968,100
                                                                                              ----------------     ----------------

      Total current liabilities                                                                    8,835,500            6,622,300

Long-term debt, less current portion                                                                 226,900              328,000
                                                                                              ----------------     ----------------

                                                                                                   9,062,400            6,950,300
                                                                                              ----------------     ----------------

Shareholders' equity (deficit):
  Common stock, $1 par; 65,334 shares authorized; 8,900
  shares issued and outstanding                                                                        8,900                8,900

  Capital in excess of par                                                                            44,500               44,500

  Accumulated deficit                                                                             (3,503,400)          (2,192,200)
                                                                                              ----------------     ----------------

                                                                                                  (3,450,000)          (2,138,800)
                                                                                              ----------------     ----------------

                                                                                              $    5,612,400       $    4,811,500
                                                                                              ================     ================


                                                                            2006                 2005                2004
                                                                       ----------------    -----------------    ----------------
Revenues:
  Medicare and private patient care,
    net of contractual allowances                                      $   23,806,600      $   23,248,200       $   20,140,100
                                                                       ----------------    -----------------    ----------------

Operating expenses:
  Payroll and related benefits                                             19,038,000          17,284,900           13,739,000

  Administrative, general and selling                                       2,723,700           2,774,100            2,244,900

  Contracted therapy services                                               1,481,300           1,243,800            1,306,200

  Rent                                                                        788,800             676,100              600,700

  Interest                                                                    441,500              17,100                7,000

  Patient medical supplies                                                    260,400             266,900              210,600

  Depreciation and amortization                                                59,100              27,100               14,000
                                                                       ----------------    -----------------    ----------------
                                                                           24,792,800          22,290,000           18,122,400
                                                                       ----------------    -----------------    ----------------

(Loss) income from continuing operations, before
  provision for income taxes and discontinued operations                     (986,200)            958,200            2,017,700
                                                                       ----------------    -----------------    ----------------

Provision for income taxes:
  Current                                                                      (5,300)              1,600               13,300
  Deferred                                                                   (512,200)            242,600              462,300
                                                                       ----------------    -----------------    ----------------

                                                                             (517,500)            244,200              475,600
                                                                       ----------------    -----------------    ----------------

(Loss) income from continuing operations                                     (468,700)            714,000            1,542,100

(Loss) income from discontinued operations, net of tax                       (292,100)           (162,100)              18,700
                                                                       ----------------    -----------------    ----------------

Net (loss) income                                                      $     (760,800)     $      551,900       $    1,560,800
                                                                       ================    =================    ================


                                                                      Common stock                  Capital in
                                                            ----------------------------------     excess of            Accumulated
                                                Total            Shares           Amount               par                  deficit
                                           ---------------- ----------------- ----------------    ----------------     -------------


Balance, beginning, July 1, 2003           $ (1,308,000)             8,900      $      8,900      $       44,500      $  (1,361,400)

Add (deduct):
  Dividends                                  (1,666,500)                                                                 (1,666,500)

  Net income for the year
    June 30, 2004                             1,560,800                                                                   1,560,800
                                           ---------------- ----------------- ----------------    ----------------     -------------

Balance, June 30, 2004                       (1,413,700)             8,900             8,900              44,500         (1,467,100)

Add (deduct):
  Dividends                                  (1,277,000)                                                                 (1,277,000)

  Net income for the year
    June 30, 2005                               551,900                                                                     551,900
                                           ---------------- ----------------- ----------------    ----------------     -------------

Balance, June 30, 2005                       (2,138,800)             8,900             8,900              44,500         (2,192,200)

Add (deduct):

  Dividends                                    (550,400)                                                                   (550,400)

  Net (loss) for the year
    June 30, 2006                              (760,800)                                                                   (760,800)
                                           ---------------- ----------------- ----------------    ----------------     -------------

Balance, June 30, 2006                     $ (3,450,000)             8,900    $        8,900      $       44,500       $ (3,503,400)
                                           ================ ================= ================    ================     =============




                                                                   2006                 2005                2004
                                                              ----------------    -----------------    ----------------
Cash flows from operating activities:
  Sources of cash:
    Patient care                                              $  23,774,800       $  22,948,800        $   19,312,000
    Interest                                                         15,900              11,100                10,700
    Income taxes                                                      5,300                   -                     -
    Gain on discontinued operations, net                                  -                   -                30,500
                                                              ----------------    -----------------    ----------------
                                                                 23,796,000          22,959,900            19,353,200
                                                              ----------------    -----------------    ----------------
  Uses of cash:
    Direct patient care                                           1,764,200           1,517,300             1,530,200
    Compensation and related benefits                            19,027,900          17,144,800            13,589,400
    Selling, general and administrative                           2,601,900           2,433,400             2,080,300
    Rent                                                            788,800             676,100               600,700
    Interest                                                        457,400              28,200                17,700
    Income taxes                                                          -              23,000                     -
    Loss from discontinued operations, net                          475,500             263,900                     -
                                                              ----------------    -----------------    ----------------
                                                                 25,115,700          22,086,700            17,818,300
                                                              ----------------    -----------------    ----------------

      Cash (used-in) provided by operating activities            (1,319,700)            873,200             1,534,900
                                                              ----------------    -----------------    ----------------

Cash flows used in investing activities:
  Source of cash:
    Employee advances and security deposits                          18,100                   -                 5,000
                                                              ----------------    -----------------    ----------------

  Uses of cash:
    Furniture, equipment and loan origination costs                 219,300             211,900                27,500
    Employee advances and security deposits                           6,900              14,500                     -
                                                              ----------------    -----------------    ----------------
                                                                    226,200             226,400                27,500
                                                              ----------------    -----------------    ----------------

      Cash used in investing activities                            (208,100)           (226,400)              (22,500)
                                                              ----------------    -----------------    ----------------

Cash flows from financing activities:
  Sources of cash:
    Borrowings under:                                                     -
      Credit facility                                            18,030,800
      Long term debt                                                276,600             696,700               504,100
                                                              ----------------    -----------------    ----------------
                                                                 18,307,400             696,700               504,100
                                                              ----------------    -----------------    ----------------
  Uses of cash:
    Payment of:
      Credit facility                                            15,652,700
      Long-term debt                                                467,300             444,600               554,000
      Dividends                                                     550,400           1,277,000             1,666,500
      Medicare                                                      298,400              20,000
                                                              ----------------    -----------------    ----------------
                                                                 16,968,800           1,741,600             2,220,500
                                                              ----------------    -----------------    ----------------

      Cash provided by (used-in) financing activities             1,338,600          (1,044,900)           (1,716,400)
                                                              ----------------    -----------------    ----------------

Decrease in cash and equivalents                                   (189,200)           (398,100)             (204,000)

Cash and equivalents, beginning                                     904,900           1,303,000             1,507,000
                                                              ----------------    -----------------    ----------------

Cash and equivalents, ending                                  $     715,700       $     904,900        $    1,303,000
                                                              ================    =================    ================

Cash and equivalents, current                                 $     185,400       $     231,600        $      751,200

Cash and equivalents, non-current                                   530,300             673,300               551,800
                                                              ----------------    -----------------    ----------------

                                                              $     715,700       $     904,900        $    1,303,000
                                                              ================    =================    ================



                                                                                 2006                 2005                2004
                                                                            ----------------     ----------------    ---------------

Reconciliation of net (loss) income to cash and equivalents (used-in) provided by operating activities:

Net (loss) income                                                           $    (760,800)       $     551,900         $  1,560,800
                                                                            ----------------     ----------------    ---------------

Adjustments to reconcile net (loss) income to cash and equivalents (used-in) provided by operating activities:

  Depreciation and amortization                                                    59,100               27,100               14,000

  Bad debts                                                                        52,000               42,900               39,300

  Income and deferred taxes                                                      (701,400)             125,100              527,400

  Changes in assets and liabilities:

     Accounts receivable                                                         (178,900)            (344,600)          (1,170,000)

     Inventory                                                                    (22,500)              (6,600)             (13,400)

     Other current assets                                                           3,900              (18,600)             (31,600)

     Accounts payable                                                              66,400              316,400              116,800

     Accrued liabilities                                                           (9,400)             (72,100)             149,600

     Deferred revenues                                                            171,900              251,700              342,000
                                                                            ----------------     ----------------    ---------------

         Total adjustments                                                       (558,900)             321,300              (25,900)
                                                                            ----------------     ----------------    ---------------

Cash and equivalents (used-in) provided by operations                       $  (1,319,700)       $     873,200       $    1,534,900
                                                                            ================     ================    ===============

Basis of accounting:
    Mederi, Inc. and Subsidiaries prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. This basis of accounting involves the application of accrual accounting; consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. Financial statement items are recorded at historical cost and often involve the utilization of estimates. Consequently, financial statement items do not necessarily represent current values.

Management estimates:
    The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Certain amounts included in the consolidated financial statements are estimated based on currently available information and management's judgment as to the outcome of future conditions and circumstances. Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of the consolidated financial statements and actual results could differ from the estimates and assumptions. Every effort is made to ensure the integrity of such estimates.

Fair value of financial instruments:
    The carrying amounts of cash and equivalents, receivables, accounts payable, accrued liabilities, loans and notes payable approximate their fair values because of the short duration of these instruments.

Impairment of long-lived assets:
    Long-lived assets used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable.

Principals of consolidation:
    The consolidated financial statements of the Company include the accounts of Mederi, Inc. and all material subsidiaries under common control. All intercompany accounts and transactions have been eliminated in consolidation.

    The Financial Accounting Standards Board (FASB) has issued an interpretation of FASB 46R, Consolidation of Variable Interest Entities (VIE). The FASB has re-defined entities which are to be included in a consolidation. Those additional types of enterprises would include a VIE that has equity that is insufficient to permit the entity to finance its activities without additional subordination financial support from other parties, through either debt or equity. Under this definition, the Company has included all related entities as part of these consolidated financial statements to conform with the Interpretation of FASB 46, an interpretation of Accounting Research Bulletin (ARB) 51.

Revenue recognition:
    The Company has agreements with Medicare and other health insurers whereby services are rendered at established rates. Under the agreements, the Company is paid through a prospective payment system (PPS) for services rendered based on an episode or continuing episodes. The PPS episode includes a sixty-(60) day period, with a split payment at the beginning of the episode based on anticipated levels of service to be provided, and the final payment after completion of the episode, adjusted for actual service provided. The per episode payment rates vary depending on the patient's clinical severity, functional status and service utilization. Revenues earned under PPS are recognized ratably over the defined episode period. Ancillary charges are not earned separately, but are included with the defined episode. All other revenues are recognized as earned, less adjustments.

    During the cycle of patient care (which includes the sixty (60) day term of the episode and until the time that the final payment is received), if the initially anticipated care differs from the actual care provided, contractual allowances known as Low Utilization Payment Adjustment (LUPA) are made to both the patient receivable and revenues, based on the difference between anticipated charges and actual charges.

    Subsequent to the sixty (60)-day term of the episode after final patient reports are submitted, other adjustments may occur, which may result in a Partial Episode Payment (PEP). PEP's occur when a patient is discharged before they completed the full episode, and prior to expiration of the sixty
    (60)-day episode terms, they are admitted for a new episode. Medicare detects that the new episode overlaps the prior, and charges back for the unfulfilled portion of the original episode. Since final payment has already been made, Medicare offsets the amount of the adjustment against other payments being made to the client at the time of the PEP, at which point adjustment is made to revenues to reflect the decrease.

    Since PEPs occur after the 60-day episode revenue recognition cycle, annual provisions are made for anticipated PEPs, based on the historical experience of the Company.

    The Medicare billing process allows for future review and adjustments to payments due and/or payments made. It is reasonable to expect that Medicare will make adjustments in subsequent periods, which will have an impact on revenues. Any adjustments to revenues resulting from these subsequent reviews by Medicare will be charged or credited to revenues when they occur.

Cash and equivalents:
     The Company considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents.

Inventories:
    Inventories of medical supplies are stated at the lower of cost (first-in; first-out) or market.

Furniture, fixtures, equipment and depreciation:
    Furniture, fixtures and equipment are stated at cost less accumulated depreciation. Depreciation is being provided by the use of the straight-line method over the estimated useful lives of the related assets ranging from seven (7) to ten (10) years.

    Repairs and maintenance are charged to operations as incurred, and expenditures for significant betterments and renewals are capitalized. The cost of fixed assets retired or sold, together with the related accumulated depreciation, are removed from the appropriate asset and depreciation accounts, and the resulting gain or loss is included in the consolidated statements of operations and deficit.

Profit sharing plan:
     The Company maintains a discretionary profit sharing plan covering all eligible employees. The Company funds pension costs as accrued.

Advertising:

     Costs of advertising are charged to operations as incurred.

Intangible:

     Loan origination costs are capitalized and amortized to operations, on the straight-line method over the life of the loan of five (5) years.

Income taxes:
     The Parent Company (Mederi, Inc.) and a majority of its subsidiaries are regular C type corporations. Accordingly, Mederi, Inc. and a majority of its subsidiaries account for income taxes in accordance with the provisions of Statement of Financial Accounting Standards Number 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 utilizes an asset and liability approach, and deferred taxes are determined based on the estimated future tax effect of differences between the financial reporting and the tax basis of assets and liabilities using enacted rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enacting rate. A valuation allowance is provided for deferred tax assets when it is more likely than not that the asset will not be realized.


    The Company has other subsidiaries which have elected to be treated as an `S' corporation under the Internal Revenue Code and, accordingly, the shareholders have consented to include their pro rata share of income or loss and any tax credits on their U.S. Individual Income Tax Return. For income tax purposes, the Company uses accelerated methods of depreciation.

Accounting pronouncements:
    The Company has adopted various new standards as promulgated by the Financial Accounting Standards Board (FASB) through the issuance of Statements of Financial Accounting Standards (SFAS). The Company also adopted various new Statements of Position (SOP) issued by the American Institute of Certified Public Accountants. Except for the impact of FASB 46, adoption of these various new FASB's and SOP's did not have an impact on the Company's combined financial statements.

1.  Organization and business:
        Mederi, Inc. was organized and incorporated under the laws of the State of Florida on March 2, 1982. The majority of its subsidiaries were also incorporated under the laws of the State of Florida in various years between 1982 and 2004. The Company has other subsidiaries, which were incorporated in the States of Illinois and Missouri in the years 1984 and 1995. The Company operates under the trade names "Mederi Home Health Care" and "United Home Health Services". Approximately 81% of the consolidated revenues are generated within the State of Florida and the balance between the States of Illinois and Missouri. The Company is a home health care provider. The Company provides, through employed and contracted arrangements for the services of Registered Nurses, Licensed Practical Nurses, Physical Therapists, Speech Language Pathologists, Occupational Therapists, Medical Social Workers and Home Health Aides.

        For financial statement purposes, the Company maintains it books and records with a fiscal year ending June 30. For income tax purposes, certain subsidiaries report on a calendar year basis ending on December
        31. Accordingly, the Company annually records memorandum entries to convert the reporting period from December to June.

        During the year 2000, the Company and its subsidiaries filed for reorganization under Chapter 11 of the Bankruptcy Code. The Company filed, as debtor in possession and through the succeeding months was successful in its plan of reorganization, and emerged from Chapter 11 during the later part of the year 2000. Through the emergence of the filing, the Company entered into a Settlement Agreement with the U.S. Department of Health and Human Services (Medicare) regarding "Determined Overpayments" made by Medicare to the Company. Total overpayments claimed by Medicare amounted to approximately $2.415 million. In addition, any "Additional Overpayments" detected subsequent to the date of the Settlement Agreement relating to Medicare services provided prior to October 1, 2000, would also be subject to the Settlement Agreement, so long as the Additional Overpayments does not exceed a cap of $2.0million. Under the terms of the Settlement Agreement the Company agreed to reimburse Medicare $936,000for the first year and $1,040,000per annum thereafter for the "Determined Overpayments".

        The Company has satisfied the Settlement Agreement regarding "Determined Overpayments" of approximately $2.415 million with final payment being made in March 2003. In accordance with the Settlement Agreement, Medicare has subsequently determined "Additional Overpayments" in the net amount of approximately $1.893 million. On June 20, 2005, the company began making weekly payments of $10,000(including interest) towards the Additional Overpayments, and at year end (June 30, 2006) the obligation had been reduced to approximately $1.575 million. The Company is presently in negotiations with Medicare to arrive at a discounted lump-sum payoff amount. Recent memoranda from Medicare indicate Medicare's willingness to accept a discounted lump-sum payoff amount, however no final determination of a reduced amount has yet been agreed upon. Regardless of the possible reduction, the Company recorded Medicare's determined amount of "Additional Overpayments" at the full amount of approximately $1.893 million. If a settlement were reached, operations would be credited for any reduction in the proposed settlement.

        The Company emerged from bankruptcy protection during October 2000. In the initial settlement of Determined Overpayments of $2.415 million, which has been fully liquidated in 2003, the Company was not charged the full interest by Medicare. The amount of any unpaid interest on the original Determined Overpayments has not been determined or accrued in the accompanying consolidated balance sheets. Medicare finalized the final determination of the Additional Overpayments in June 2005. In that final report, Medicare realized the outstanding balance due from that date forward. In its report, Medicare did not accrue any interest from the date of the Additional Overpayments to June 2005, the commencement date of the new amortization of the Additional Overpayments. From June 2005 interest on the outstanding balance due Medicare has been accrued. No interest has been accrued to June 2005 in the accompanying consolidated balance sheets. The Company may be contingently liable for the outstanding interest in an amount, which has not been determined for the Determined and Additional Overpayments.

2. Discontinued operations:
        During the year ended June 30, 2006, the Company closed a few of its offices, located in Florida. Due to a proposed sale of the Company assets (read Note 11 on subsequent event), management has elected to reflect the closed units as discontinued operations. Below is a table summarizing the net (loss) income resulting from the discontinued units for each of the three years ended June 30, 2006:

                                                                       Years Ended June 30,
                                                      -------------------------------------------------------
                                                           2006                2005                2004
                                                      ----------------    ----------------    ---------------
Revenues                                              $      506,200      $      588,700      $      768,300
                                                      ----------------    ----------------    ---------------
Operating expenses:
  Patient medical supplies                                    11,900              11,300               7,500
  Contracted therapy services                                 30,100              18,100              12,500
  Payroll and related benefits                               729,100             675,200             611,100
  Rent                                                        70,900              47,000              33,500
  Administrative, general and selling                        139,700             101,000              73,200
                                                      ----------------    ----------------    ---------------
                                                             981,700             852,600             737,800
                                                      ----------------    ----------------    ---------------

(Loss) income before taxes                                 (475,500)           (263,900)              30,500

Provision for income taxes (benefit)                       (183,400)           (101,800)              11,800
                                                      ----------------    ----------------    ---------------

Net (loss) income from discontinued operations        $    (292,100)      $    (162,100)      $       18,700
                                                      ================    ================    ===============

3. Going concern, liquidity/ working capital:
     The Company has a working capital deficiency of approximately $4,198,200as of June 30, 2006, which represented an increase in the working capital deficiency of $1,436,400from 2005. The working capital deficiency increased $1,140,400from 2004 to 2005. The working capital deficiency results primarily from deferred revenues, which are amortized to the succeeding year. The shareholders' equity deficiency is also impacted by the amount of deferred revenues and by the amount of dividends and distributions made to the shareholders. During the year ended June 30, 2006, cash flow used in operations exceeded $1,319,700. During the years ended June 30, 2005 and 2004, the Company had cash flows from operations of $873,200for 2005 and $1,534,900for 2004. During the year ended June 30, 2006, the principal source of cash flows has been through financing activities. As of June 30, 2006, the Company is non-compliant with the fixed charge coverage ratio. The minimum fixed charge coverage ratio is 1.25:1. At June 30, 2006, the fixed charge coverage ratio was a negative 2.21:1, which included the credit facility. Therefore, the Company is in default under the Credit Facility.

     Under existing circumstances, there is no assurance that current operations would improve and there are no assurances that the primary lender would continue to fund under the current financing agreement. While the lender has not ceased its funding while in default, during the subsequent period, there is no assurance that the Credit Facility would not be called and funding stopped.

     Management will institute plans to improve its operating costs in order to improve its operations. Those plans include closing certain loss locations, reducing overhead and home office expenses. To date the Company has closed a few locations. There are no assurances that the plans of management would be successful.

     Under these circumstances, there is substantial doubt about the ability of the Company to continue as a going concern.

4. Concentration of credit risk and dependency:
       Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and receivables. During the year, the Company's account balance with financial institutions exceeded federally insured limits of the Federal Deposit Insurance Corporation and other agencies. While the Company's cash deposits are in excess of federally insured limits as of June 30, 2006 and 2005, management regularly monitors their balances and attempts to keep this potential risk to a minimum by maintaining their accounts with financial institutions they believe are of good quality.

       The Company has a concentration of credit risk with respect to patient receivables, as 95.5% are due from Medicare. The Company is not allowed to accept any collateral from its customers. The Company maintains an allowance for uncollectible accounts receivable based upon expected collectibility of all accounts receivable. In addition, the Company provides annual provisions for PEP's. During the year ended June 30, 2005, Medicare determined additional PEP adjustments for the years 2005, 2004 and earlier. These catch-up adjustments determined by Medicare have been recorded in the appropriate periods. It is the opinion of management that historical PEP adjustments have been recorded and have stabilized. Based on the historical experience of the Company the provision has not changed. Therefore, no additional credit losses beyond amounts provided for collection losses are believed inherent in the Company's accounts receivable.


    Revenue concentrations by State, net of contractual allowances for the years ended June 30, 2006, 2005 and 2004 are as follows:
                                       2006                                2005                               2004
                           ------------------------------    ---------------------------------    ------------------------------
                                 Amount          Ratio              Amount            Ratio             Amount          Ratio
                           ------------------- ----------    ---------------------- ----------    ------------------- ----------

       Florida             $       19,621,700      80.7%     $        19,577,200        82.1%     $      17,411,700       83.3%

       Missouri                     2,801,600      11.5%               2,859,700        12.0%             2,394,300       11.5%

       Illinois                     1,889,500       7.8%               1,400,000         5.9%             1,102,400        5.3%

                           ------------------- ----------    ---------------------- ----------    ------------------- ----------
                           $       24,312,800     100.0%     $        23,836,900       100.0%     $      20,908,400      100.0%
                           =================== ==========    ====================== ==========    =================== ==========

        Revenue concentrations by program for the years ended June 30, 2006, 2005 and 2004 are as follows:

                                       2006                               2005                                 2004
                           ------------------------------     -----------------------------      ---------------------------------
                                 Amount          Ratio              Amount           Ratio              Amount            Ratio
                           ------------------- ----------     -------------------- ----------    ---------------------- ----------
       Medicare            $       23,987,400      98.7%      $       23,363,400       98.0%     $        20,371,700        97.4%

       Medicaid                         4,700       0.0%                   2,300        0.0%                   8,700         0.0%

       Private                        320,700       1.3%                 471,200        2.0%                 528,000         2.5%

                           ------------------- ----------     -------------------- ----------    ---------------------- ----------
                           $       24,312,800     100.0%      $       23,836,900      100.0%     $        20,908,400       100.0%
                           =================== ==========     ==================== ==========    ====================== ==========


        5. Details of financial statement components:

       Other current assets:                                       2006                    2005
                                                             ------------------    ---------------------
         Employee advances                                   $               -     $            18,100
          Prepaid:
             Insurance                                                 107,400                  94,900
             Interest                                                    2,700                   1,700
             Rent                                                        9,000                   8,300
                                                             ------------------    ---------------------

                                                             $         119,100     $           123,000
                                                             ==================    =====================

       The insurance policies are collateralized to the insurance installment contract.


       Furniture, fixtures and equipment:

           Furniture, fixtures and equipment                $          650,200     $           616,900
           Vehicles                                                     50,600                  50,600
                                                            -------------------    ---------------------
                                                                       700,800                 667,500

             Less accumulated depreciation                             462,600                 430,600
                                                            -------------------    ---------------------
                                                            $          238,200     $           236,900

Accrued liabilities:                    2006                  2005
                                -------------------    ------------------

    Compensation                $        629,700         $      619,600
    Employee benefit programs            536,200                555,700
    PEP Reserves                         150,000                150,000
                                -------------------    ------------------
                                $      1,315,900         $    1,325,300
                                ===================    ==================
6.  Credit facility:
     On October 18, 2005, the Company and all of its subsidiaries and affiliates entered into a financing commitment with a financial institution. Under the terms of the agreement, the Company entered into a Revolving Line of Credit (Credit Facility) of $4 million. The Credit Facility has a term of five (5) years from closing maturing in October 2010. The Credit Facility is collateralized by a first priority perfected security interest in all the accounts and other collateral of the Company. No liens, other than those approved by the lender will be permitted on the collateral. Interest under the Credit Facility is the Wall Street Journal Prime (8.25% at June 30,
     2006) plus two and one half percent (2.5%). If any event of default occurs and continues an additional default rate of 3% shall be added to the interest rate until the event of default is cured or waived. The effective rate will be adjusted weekly in accordance with changes in the prime. Total interest charged to operations amounted to $205,800for the year ended June 30, 2006. The effective interest rate charged during the current period, which includes the default rate and unused line fee was about 14.7% on an annualized basis. No waivers have been granted.

     During the first year, interest shall be computed based on a floor of $1.5 million advance or the actual amount outstanding over the floor; for the second year the floor lowers to $1.0million advance and thereafter it will be computed on the actual amount outstanding. Additional interest for the Unused Credit Facility line fee of one-half of one percent (1/2%) will be charged on a monthly basis. The Unused Credit Facility is the difference between the Revolving Loan Commitment and the greater of (i) the average daily outstanding balance during each month, or (ii) the minimum balance of $1.5 million. Unused Credit Facility line fee charged to operations for the year ended June 30, 2006 was about $7,200.

     Should the Credit Facility be terminated by the Company or the lender after the occurrence of an Event of Default, the Company shall unconditionally pay a termination fee of 3% of the Revolving Loan Commitment ($4 million), if the early termination occurs on or prior to the first anniversary (October 18, 2006); 2% for the second anniversary date and 1/2% thereafter. While the Company is in default of the Credit Facility, the lender has not terminated the Facility due to the Event of Default and the Termination Fee of $120,000has not been accrued for the year ended June 30, 2006. Subsequent to the balance sheet date, the lender continues to fund under the terms of the Credit Facility.

     Proceeds from the Credit Facility should have been used to terminate all credit facilities secured by any of the collateral. Thereafter, the Facility will be used for working capital and general corporate purposes. The borrowing minimum base is $1.5 million, with a maximum of $4.0 million. Collections of all receivables shall be made to a demand deposit bank account and swept daily to the lender (lock box). The lending base amount is determined at eighty-five percent (85%) of qualified receivables. The Company has paid a commitment fee of 1% ($40,000) in addition to various other costs. Total origination costs of the Credit Facility amounted to approximately $186,900. The borrower will reimburse the lender all costs associated with annual verifications of the collateral.

     The Company will be required to meet various affirmative and negative covenants. Financial covenants will include the following:
        1. Fixed charge coverage ratio. On a quarterly basis, the fixed charge coverage ratio shall not be less than 1.25:1.00. Fixed charge coverage ratio is defined as the ratio of EBITDA less withdrawals over the sum of interest, current maturities of long-term debt and capitalized leases. This ratio shall commence with the quarter ending December 31, 2005. Each quarter thereafter shall be rolling with the preceding quarter until the September 2006 when the measurement period will be on a four quarter rolling basis. EBITDA is equal to the sum of net income (loss) plus interest, income taxes (excluding deferred taxes), depreciation and amortization. Withdrawals include dividends, distributions, payments of subordinated debt and advances and loans to officers and affiliates.
        2.    Other covenants shall include:
                A. Prohibition on the change of business;
                B. Prohibition on the change of shareholders;
                C. Prohibition of additional liens without lender approval;
                D. Prohibition on declaring or paying withdrawals, which
                   would result in an event of default;
                E. Cross collateralization to all indebtedness;
                F. Limitation on additional debt, including contingencies, without approval of the lender;
                G. Restrictions on mergers and acquisitions without lender approval;
                H. Restrictions on any asset disposition, other than in the normal course of business;
                I. Annual reviewed financial statements no later than October
                   31 of each year in accordance with generally accepted principles of accounting. This would include quarterly compiled financial statements and annual projected financial statements.
         3. The shareholders shall enter into a subordination agreement.

7.  Due to Medicare:
    Under the previous Medicare program, which ended in 2000, the Company was entitled to reimbursements of reasonable costs as defined in the applicable regulations and contract of services rendered to patients. At June 30, 2005, cumulative payments received from Medicare exceeded prior cost reimbursements submitted in accordance with those regulations and agreements in existence in the past. It is management's opinion that the amounts reflected in the accompanying consolidated balance sheets would not be materially different from those finally determined, with the exception of a possible lump sum payoff discount. The amounts due the Medicare Program are still outstanding and are being repaid under an approved repayment plan of $10,000 per week, which includes interest at approximately 12.0%. Total principal payments to Medicare amount to $298,400for the year ended June 30, 2006 and $20,000 for the year ended June 30, 2005. Interest charged to operations as a result of the Medicare payments amounted to $211,600 for the year ended June 30, 2006. There was no interest charged to operations for Medicare payments for the year ended June 30, 2005. Amounts due Medicare are deemed current, irrespective of any payment plan presently existing. As disclosed in Note 1, the Company may be contingently liable for possible outstanding interest in an amount, which has not been determined for Determined Overpayments to 2003 and for Additional Overpayments from 2003 to 2005.


8. Long-term debt:
                                                                                         2006                  2005
    Notes payable, pre-petition, interest at Wall Street Journal Prime (3.25%)
    unsecured.
    maturing December 31, 2005.                                                    $          -        $      13,700

    Installment contract payable, interest at
    4.6%, collateralized by insurance policies
    in force, maturing in 2007 and 2006.                                                 81,500               50,700

    Notes payable, bank, interest ranging from
    6.0% to 6.5%, collateralized by equipment,
    maturing in 2007 and 2008.                                                           87,800              152,600

    Notes payable, bank, interest at the certificate of deposit rate(1.45%)
    plus 2.0%; collateralized by the Company's certificates of deposits of
    $700,000, maturing in varying years ranging
    from 2006 to 2008.                                                                  530,300              673,300
                                                                               ------------------    ------------------
                                                                                        699,600              890,300

    Less current portion of long-term debt                                              472,700              562,300
                                                                                ------------------    ------------------

                                                                                      $ 226,900        $     328,000
                                                                                ==================    ==================

    Maturities of long-term debt subsequent to June 30, 2006 are as follows:

                            Years Ended
                          June 30, Amount

                                2007            $         472,700
                                2008                      226,900
                                                ------------------

                                                $         699,600
                                                ==================

9. Income taxes:
   The Company files a consolidated tax return of all "C" type corporations. The accompanying provisions and allowances for income taxes, both current and deferred, are based upon the operations of the "C" type corporations only. No provisions or allowance for income taxes are determined on those "S" type corporations, as the shareholders have consented to include those gains on their personal income tax returns.

   At June 30, 2006, the Company had available federal net operating loss carryforwards available to reduce future taxable income of approximately $2,474,100, which expires in 2021. These net operating loss carryforwards can only and are only being utilized by the "C" type corporations. A valuation allowance would have been provided when it is more likely than not that the tax benefit may not be realized. As disclosed under subsequent event, the pending sale of assets would result in the full utilization of the deferred tax asset; therefore, a valuation allowance is not required.


                                                                2006                 2005                   2004
                                                         -------------------   ------------------     ------------------
      (Loss) income from continuing operations           $      (986,200)      $       958,200        $     2,017,700
      Income from S corporations                                 346,600               121,200                572,800
                                                         -------------------   ------------------     ------------------

      Income subject to corporate income tax rates       $    (1,332,800)      $       837,000        $     1,444,900
                                                         ===================   ==================     ==================

      Current tax expense:
          Federal                                        $      (466,500)      $       293,000        $       505,700
          State                                                  (73,300)               46,000                 79,500
      Deferred and other                                          22,300               (94,800)              (109,600)
                                                         -------------------   ------------------     ------------------
                                                         $      (517,500)      $       244,200        $       475,600
                                                         ===================   ==================     ==================

      Deferred tax asset:
          Net operating loss benefit, beginning          $       258,800       $       443,800        $       848,900
          Add (deduct) amount (utilized) generated               695,600              (185,000)              (405,100)
                                                         -------------------   ------------------     ------------------

                                                         $       954,400       $       258,800        $       443,800
                                                         ===================   ==================     ==================

   The difference in income taxes provided and the amounts determined by applying the statutory rate to income before income taxes result from the following:

      Federal statutory rate at 35.0%                   $      (466,500)       $       293,000       $        505,700
      State income tax rate, net of federal effect              (47,600)               29,900                  51,700
      Deferred and other                                         (3,400)              (98,700)                (81,800)
                                                        -------------------    ------------------    -------------------

                                                        $      (517,500)       $      224,200        $        475,600
                                                        ===================    ==================    ===================

   Reflected in the accompanying statements of operations and accumulated deficit for the years ended June 30, 2006, 2005 and 2004 as follows:

      Continuing operations                             $       (512,200)      $       224,200       $        475,600

      Discontinued operations                                   (183,400)             (101,800)                11,800
                                                        -------------------    ------------------    -------------------

                                                        $       (695,600)      $       122,400       $        487,400
                                                        ===================    ==================    ===================


10. Profit sharing plan:
     The Company maintains qualified retirement plans known as the Mederi Small Corp Profit Sharing Plan, Mederi of Palm Beach City Profit Sharing Plan, and Mederi of Broward Profit Sharing Plan. The employer contributes to the plan annually, on a discretionary basis. Qualified employees may participate after completion of one (1) year of service (defined as 1,000hours), with vesting occurring between 3 and 7 years of service on a graduating rate from 20% after year 3 to 100% after year 7. Annual contributions are allocated among participants eligible to share in the contribution for that plan year. The last contribution made by the employer was on June 30, 1998. The plan assets are held by a financial institution, in three accounts under the names of each plan. Total plan assets at June 30, 2006 are approximately $3,839,600and the total plan assets at June 30, 2005 were $3,747,800, and are invested in various securities in the bank's pooled asset funds. There are presently 218 present and former employees covered by the plans. There were no contributions to the plan for the years 2006, 2005 and 2004. For the year ended June 30, 2006, the Plans earned $277,400, incurred investment and administrative fee of $32,700and made distributions of $152,900. The Plan assets are not included in the accompanying consolidated balance sheets.

11.  Subsequent event, commitments and contingencies: Sale of Company assets:
     On November 15, 2006, the Company entered into an Asset Purchase Agreement with Almost Family, Inc. for the sale of all the assets of the Company used in its business (the purchased assets). They include, but are not limited to certain assumed leases, tangible personal property, goodwill, all accounts receivable and unbilled work in process and other various types of intangibles. Certain leases within the State of Florida will not be assumed which leases will be terminated by January 31, 2007. From the date of closing to January 31, 2007 the purchaser, will reimburse the Company the cost of occupancy. The sale price ranges from $19 million to about $24.5 million. Under the terms of the Asset Purchase Agreement, the Company will receive cash at closing of $12.2 million; a promissory note of $4 million and 100,000common shares of Almost Family, Inc. The Promissory Note will consist of two (2) notes. One for $1 million and the second for $3 million. The Notes bear interest at 6%, with interest payable quarterly. The principal amounts and all accrued interest shall be paid in full on May 15, 2009. Almost Family, Inc. is the guarantor to the Promissory Notes. The shares shall be unregistered shares, shall be restricted securities under Rule 144, and must satisfy the Rule 144 holding period requirement of twelve (12) months before being tradable upon satisfaction of all Rule 144 requirements. The market value of the restricted shares on November 15, 2006 the closing price of $27.22 per share or a fair value of $2,722,000. The number of common shares to be issued, at closing, shall be adjusted as follows: (a) if the price of the shares fall between $22 and $26 then 100,000common shares will be issued; (b) if the common share price falls below $22 then 109,091 shares will be issued; (c) if the price of the shares is greater than $26 then 92,308 shares will be issued. Share value will be determined based on the average closing for the five trading days preceding the announcement of the transaction. In addition, the Company will be entitled to contingent consideration with respect to three (3) separate earn out categories based on the satisfaction of certain benchmarks. The total contingent consideration could range in the area of $5,475,000. The benchmarks for the contingent consideration include (1) a one year integration, (2) a one year employee retention and (3) revenue earn outs for the years 2007 and 2008, with 2006 calendar year as the base for 2007 and 2007 as the base for 2008. The closing is scheduled for December 3, 2006.

     Third party rate adjustments:
     Current laws and regulations governing the Medicare program are extremely complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates may change by material amounts in the near future. These changes result from detected differences in billing amounts based on anticipated services as compared to the actual services provided (Medicare adjustments); subsequent review and re-evaluation of charges to detect the possible under/over billings by the Company to Medicare (internal procedures). In the opinion of management, the Company has adequately provided for these third party adjustments.

11.  Subsequent event, commitments and contingencies (continued): Commitments:
     The Company leases various facilities in Florida, Illinois and Missouri under non-cancelable operating leases having terms expiring between 2006 and 2011. The facilities have renewal options, exercisable at the option of the Company and do not contain provisions for contingent rentals based upon a percentage of gross revenues. The basic rent is adjusted annually for the increase in the Consumer Price Index for all Urban Consumers for certain leases. The Company also leases various equipment, which are non-capitalized leases and are on a month-to-month basis. Future minimum lease payments on the non-cancelable leases, excluding sales tax, for the years subsequent to 2006 are as follows:

      Years Ending                                                   Other
        June 30,                Total             Florida           States
     ---------------------------------------------------------------------------

          2007             $       611,600   $        518,500      $ 93,100
          2008                     343,400            255,800        87,600
          2009                     198,700            155,900        42,800
          2010                      50,600             48,300         2,300
          2011                      15,000             15,000             -
                           -----------------------------------------------------

                           $     1,219,300   $        993,500      $ 225,800
                           =====================================================

      Litigation:
      From time to time, the Company is a defendant in proceedings concerning various medical and employment matters. Management considers these types of actions as being incidental to the Companies' business and is of the opinion that the financial exposure to these actions will not materially affect the financial position of the Company.

12. Segment data and home office overhead:
     The Company has reportable segments, which have been identified based on regional areas: Segment data:

                                2006                         2005                         2004
                     ---------------------------- ---------------------------- ----------------------------
     Regions:        Amount           Ratio       Amount           Ratio       Amount           Ratio
                     ---------------- ----------- ---------------- ----------- ---------------- -----------

       South         $   19,621,700       80.71%  $   19,577,200       82.13%  $ 17,411,700         83.28%

       North              4,691,100       19.29%       4,259,700       17.87%    3,496,700          16.72%
                     ---------------- ----------- ---------------- ----------- ---------------- -----------

                     $   24,312,800      100.00%  $   23,836,900      100.00%  $ 20,908,400        100.00%
                     ================ =========== ================ =========== ================ ===========

     Summary of home office overhead:

                                                       2006               2005                2004
                                                  ----------------   ----------------    ---------------
     Home office:
       Administrative, general and selling        $     681,600      $      679,300      $     595,500
       Interest                                         457,400              28,200             17,700
       Other operating                                  185,600             168,200             54,800
       Payroll and related benefits                   2,125,700           1,408,100          1,000,000
       Rent                                             112,700             109,100            108,800
                                                  ----------------   ----------------    ---------------
                                                  $   3,563,000      $    2,392,900      $   1,776,800
                                                  ================   ================    ===============